Exhibit 99.12

Beijing Guard Libang Technology Co., Ltd.

FINANCIAL STATEMENTS
DECEMBER 31, 2013

Independent Auditors’ Report

The Board of Directors
Beijing Guard Libang Technology Co., Ltd.

We have audited the accompanying statements of comprehensive income, changes in equity, and cash flows of Beijing Guard Libang Technology Co., Ltd. for the year ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Beijing Guard Libang Technology Co., Ltd. for the year ended December 31, 2011, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen (Special General Partnership)

Beijing, People’s Republic of China
June 26, 2012

Beijing Guard Libang Technology Co., Ltd.
Statement of financial position
(Expressed in Renminbi Yuan)

		December 31,	December 31,
	Note	2013	2012
		(unaudited)	(unaudited)
Assets

Non-current assets
Property, plant and equipment	8	132,464,751	124,586,454
Deferred tax assets	13	4,766,583	4,098,941
Total non-current assets		137,231,334	128,685,395

Current assets
Inventories	9	8,426,418	7,511,866
Advances to suppliers	10	9,040,663	40,138,622
Trade and other receivables	11	48,285,294	54,490,556
Cash and cash equivalents	12	35,057,705	23,573,711
Total current assets		100,810,080	125,714,755

Total assets		238,041,414	254,400,150

Liabilities

Current liabilities
Trade and other payables		12,727,915	13,076,688
Income tax payable		663,591	734,601
Total Current liabilities		13,391,506	13,811,289

Total liabilities		13,391,506	13,811,289

Shareholder’s equity
Paid-in capital	14	89,180,000	89,180,000
Retained earnings		135,469,908	151,408,861
Total equity		224,649,908	240,588,861

Total liabilities and Shareholder’s equity		238,041,414	254,400,150

The notes on pages 5 to 24 form part of these financial statements.

Beijing Guard Libang Technology Co., Ltd.
Statement of comprehensive income
(Expressed in Renminbi Yuan)

		For the year ended December 31,
	Note	2013	2012	2011
		(unaudited)	(unaudited)

Revenue	5	108,738,360	122,846,532	151,609,111
Cost of sales		(56,487,654)	(55,132,326)	(58,865,231)
Gross profit		52,250,706	67,714,206	92,743,880

Other (expenses) / income, net		(1,138,428)	(283,516)	338,155
Selling and marketing expenses		(30,238,255)	(30,419,383)	(35,421,782)
Administrative expenses		(10,764,039)	(12,075,573)	(13,393,189)
Results from operating activities		10,109,984	24,935,734	44,267,064

Finance income		110,337	175,924	200,108
Finance expenses		(6,223)	(8,051)	(11,135)
Net finance income		104,114	167,873	188,973

Profit before income tax		10,214,098	25,103,607	44,456,037

Income tax	7	(1,403,051)	(3,857,110)	(6,382,740)
Profit and total comprehensive
income for the year		8,811,047	21,246,497	38,073,297

The notes on pages 5 to 24 form part of these financial statements.

Beijing Guard Libang Technology Co., Ltd.
Statement of changes in equity
(Expressed in Renminbi Yuan)

	Registered	Retained	Total
	capital	earnings	equity

Balance at January 1, 2011 (unaudited)	89,180,000	92,089,067	181,269,067
Profit and total comprehensive income
for the year	—	38,073,297	38,073,297
Balance at December 31, 2011	89,180,000	130,162,364	219,342,364

Balance at January 1, 2012 (unaudited)	89,180,000	130,162,364	219,342,364
Profit and total comprehensive income
for the year (unaudited)	—	21,246,497	21,246,497
Balance at December 31, 2012 (unaudited)	89,180,000	151,408,861	240,588,861

Balance at January 1, 2013 (unaudited)	89,180,000	151,408,861	240,588,861
Profit and total comprehensive income
for the year (unaudited)	—	8,811,047	8,811,047
Distribution to equity owner
of the Company (unaudited)	—	(24,750,000)	(24,750,000)
Balance at December 31, 2013 (unaudited)	89,180,000	135,469,908	224,649,908

The notes on pages 5 to 24 form part of these financial statements.

Beijing Guard Libang Technology Co., Ltd.
Statement of cash flows
(Expressed in Renminbi Yuan)

		For the year ended December 31,
	Note	2,013	2,012	2,011
		(unaudited)	(unaudited)
Cash flows from operating activities:
Profit for the year		8,811,047	21,246,497	38,073,297

Adjustments for:
Depreciation	8	56,174,085	55,467,717	59,536,507
Loss on disposal of property, plant and equipment		20,429	12,489	80,577
Financial income		(110,337)	(175,924)	(200,108)
Impairment loss on trade receivables	11	942,966	—	—
Income tax expense	7	1,403,051	3,857,110	6,382,740

Changes in:
Inventories		(886,802)	(2,838,997)	428,376
Trade and other receivables		5,262,296	(1,252,718)	(13,480,963)
Advances to suppliers		—	(8,471,250)	(12,793,474)
Trade and other payables		(348,773)	(843,376)	772,882
Income tax paid		(2,141,703)	(5,023,935)	(8,129,876)
Net cash from operating activities		69,126,259	61,977,613	70,669,958

Cash flows from investing activities:
Interest received		110,337	175,924	200,108
Payments for acquisition of property,
plant and equipment		(33,002,602)	(76,045,167)	(63,452,160)
Net cash used in investing activities		(32,892,265)	(75,869,243)	(63,252,052)

Cash flows from financing activities:
Cash paid for profit distributions		(24,750,000)	—	—

Net cash used in financing activities		(24,750,000)	—	—

Net increase / (decrease) in cash and
cash equivalents		11,483,994	(13,891,630)	7,417,906

Cash and cash equivalents at January 1		23,573,711	37,465,341	30,047,435
Cash and cash equivalents at December 31	12	35,057,705	23,573,711	37,465,341

The notes on pages 5 to 24 form part of these financial statements.

Beijing Guard Libang Technology Co., Ltd.
Notes to the financial statements
(Expressed in Renminbi Yuan)

1	REPORTING ENTITY

Beijing Guard Libang Technology Co., Ltd. (the “Company”) is a limited liability company established in Beijing in the People’s Republic of China (the “PRC”). The address of the Company’s registered office is No.12 Zhongguancun South Avenue, Haidian District, Beijing, the PRC.

The Company is a leading provider of customized computer software, software support, equipment and data communication services to China Welfare Lottery Center (“CWLC”) and its provincial welfare lottery centers. The principal activity of the Company primarily consists of the provision of transaction processing software for the accounting and validation of instant lottery tickets, technical services of communication technology and solution, system integration, installation and testing, ongoing support and maintenance, consulting and training, and the provision of lottery equipment such as point-of-sale terminals and central site computers.

2	BASIS OF PREPARATION

(a)	Statement of compliance

As a Chinese company, the Company currently prepares its financial statements in accordance with the requirements of “Accounting Standards for Business Enterprises – Basic Standard” and 38 Specific Standards issued by the Ministry of Finance (MOF) of the People’s Republic of China (PRC) on 15 February 2006, and application guidance, bulletins and other relevant accounting regulations issued subsequently.

Starting from the year ended December 31, 2011, the Company prepared a separate annual financial statements for the purpose of satisfying a regulatory reporting requirement of its significant investor, Scientific Games Corporation (see note 16(a)). This set of financial statements has been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board. The financial statements for the year ended December 31, 2011 have been audited by KPMG Huazhen with an audit opinion issued on June 26, 2012. The financial statements for the years ended December 31, 2012 and 2013 have not been audited.

The financial statements were authorized for issue by the Board of Directors on June 9, 2014.

2	BASIS OF PREPARATION (CONTINUED)

(b)	Basis of measurement

Unless otherwise stated, the financial statements have been prepared on historical cost basis.

(c)	Functional and presentation currency

These financial statements are presented in Renminbi (“RMB”), which is the Company’s functional currency.

(d)	Use of estimates and judgments

The preparation of financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements is included in the following notes:

•	Note 8 – Property, plant and equipment: determination of the estimated useful life of property, plant and equipment

•	Note 13 – Deferred tax assets: the realizability of deferred tax assets

•	Note 15 – Financial instruments: credit risk

3	SIGNIFICANT ACCOUNTING POLICIES

These accounting policies set out below have been applied consistently to all periods presented in these financial statements unless otherwise indicated.

(a)	Financial instruments

The Company initially recognises loans and receivables and deposits on the date that they are originated. All other financial assets and financial liabilities are initially recognised on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(a)	Financial instruments (continued)

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company derecognises a financial liabilities when its contractual obligations are discharged or cancelled, or expire.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

The Company’s non-derivative financial assets include trade and other receivables.

Trade and other receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, trade and other receivables are measured at amortised cost using the effective interest method, less any allowance for impairment of doubtful debts (see note 3(f)).

Cash and cash equivalents comprise cash balances and demand deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Non - derivative financial liabilities are initially recognised at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortised cost using the effective interest method.

(b)	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses (see note 3(f)).

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)	Property, plant and equipment (continued)

(i)	Recognition and measurement (continued)

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the following:

•	the cost of materials and direct labour;

•	any other costs directly attributable to bringing the assets to a working condition for their intended use;

•	when the Company has an obligation to remove the asset or restore the site, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located; and

•	capitalised borrowing costs.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss.

(ii)	Subsequent costs

Subsequent expenditure is capitalised only when it is probable that the future economic benefits associated with the expenditure will flow to the Company. Ongoing repairs and maintenance is expensed as incurred.

(iii)	Depreciation

Items of property, plant and equipment are depreciated on a straight-line basis in statement of comprehensive income over the estimated useful lives of each component.

Items of property, plant and equipment are depreciated from the date that they are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The estimated useful life for the Company’s property, plant and equipment are as follows:

Lottery system equipment	1-5 years
Office equipment	5 years
Office furniture	5 years
Motor vehicles	5 years

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)	Property, plant and equipment (continued)

The estimated useful life of lottery system equipment is 60 months, however the Company is obliged to transfer the lottery system equipment, free of charges, to the customers at the end of the service contracts, therefore the lottery system equipment is depreciated over the shorter of the useful life and the term of the service contracts.

Depreciation methods, useful lives and residual values are reviewed at each reporting date and are adjusted if appropriate.

(c)	Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and capitalised borrowing costs. Capitalised development expenditure is measured at cost less accumulated amortisation and accumulated impairment losses. Other development expenditure is recognised in profit or loss as incurred.

In 2013, the research and development expenditure recognised in statement of comprehensive income is RMB 3,442,387 (2012 (unaudited): RMB 4,236,686, 2011: RMB 8,130,950).

(d)	Leased assets

Assets held under operating leases are not recognised in the Company’s statement of financial position.

3	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Inventories

Inventories are carried at the lower of cost and net realizable value. Cost represents purchase cost of spare parts calculated using the specific identification method. Net realizable value is determined by reference to the sales proceeds of items sold or services rendered in the ordinary course of business or to management’s estimates based on prevailing market conditions.

When spare parts are sold or used, the carrying amount of those inventories is recognised as costs of sales and expenses. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs. No reversal of any write-down of inventories occurred during the years presented.

(f)	Impairment

(i)	Non-derivative financial assets

A financial asset not classified as at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, and that loss events had an impact on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired includes default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, adverse changes in payment status of borrowers or issuers, economic conditions that correlate with defaults or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f)	Impairment (continued)

(i)	Non-derivative financial assets (continued)

•	Financial assets measured at amortised cost

The Company considers evidence of impairment for financial assets measured at amortised cost at a specific asset level. All individual significant assets are assessed for specific impairment. Those found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Assets are not individually significant are collectively assessed for impairment by grouping together assets with similar risk characteristics.

In assessing collective impairment, the Company uses the historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual loss are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against the related financial assets. When an event occurring after the impairment was recognised causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

•	Impairment of doubtful debts

Receivables are assessed for impairment on an individual basis. The provision for bad and doubtful debts is estimated by management based on individual accounts receivable which show signs of un-collectability and an aging analysis. Provision for other receivables is determined based on their specific nature and management’s estimate of their collectability.

(ii)	Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. An impairment loss is recognised if the carrying amount of an asset or cash generating unit (“CGU”) exceeds its recoverable amount.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f)	Impairment (continued)

(ii)	Non-financial assets (continued)

The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs.

Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(g)	Employee benefits

(i)	Short-term employee benefits

Short-term employee benefits are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(ii)	Defined contribution plans

Pursuant to the relevant laws and regulations in the PRC, the Company has joined a defined contribution retirement plan for the employees arranged by a governmental organisation. A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. The Company makes contributions to the retirement scheme at the applicable rates based on the employees’ salaries.

Obligations for contribution to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which related services are rendered by employees. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan that are due more than 12 months after the end of the period in which the employees render the service are discounted to their present value.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)	Employee benefits (continued)

(iii)	Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognises costs for restructuring. If benefits are not expected to be settled wholly within 12 months of the end of the reporting period, then they are discounted.

(h)	Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

(i)	Revenue

Revenue is recognised to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts and taxes. Specific recognition criteria must also be met before revenue is recognised as discussed below.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)	Revenue (continued)

The Company’s revenue is derived from the lottery system service contracts with CWLC and its provincial welfare lottery centers in the PRC. Under these service contracts, the Company provides transaction processing software for the accounting and validation of instant lottery tickets, technical services of communication technology and solution, system integration, installation and testing, ongoing support and maintenance, consulting and training, and the provision of lottery equipment such as point-of-sale terminals and central site computers. The service contracts provide for a service fee based on a percentage of the retail lottery tickets sales. Since the total service fee from each contract cannot be estimated reliably during the contract term, revenue is recognised based on actual retail lottery ticket sales on a monthly basis. Fees earned under the service contracts are recognised as revenue in the period when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

•	Services have been rendered;

•	The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

•	Collectability is reasonably assured.

(j)	Leases

(i)	Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(ii)	Determining whether an arrangement contains a lease

At inception of an arrangement, the Company determines whether such an arrangement is or contains a lease. This will be the case if the following two criteria are met:

•	the fulfillment of the arrangement is dependent on the use of a specific asset or assets; and

•	the arrangement contains a right to use the asset(s).

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j)	Leases (continued)

(ii)	Determining whether an arrangement contains a lease (continued)

At inception or on reassessment of the arrangement, the Company separates payments and other consideration required by such an arrangement into those for other elements on the basis of their relative fair values. Subsequently the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Company’s incremental borrowing rate.

(k)	Finance income and finance costs

Finance income comprises interest income on funds invested. Interest income is recognised as it accrues in profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions and contingent consideration.

(l)	Income tax

Income tax expense comprises current and deferred taxes. Current tax and deferred tax are recognised in profit or loss except to the extent that they relate to business combinations, or items recognised directly in equity and other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	Temporary difference on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit of loss;

•
Temporary differences related to investments in subsidiaries and jointly controlled entities to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	Taxable temporary differences arsing on the initial recognition of goodwill.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)	Income tax (continued)

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

In determining the amount of current and deferred tax, the Company take into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Company believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Company to change its judgment regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact tax expense in the period that such a determination is made.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary difference to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised. Deferred tax assets and liabilities are not discounted.

(m)	Related parties

(i)	A person, or a close member of that person’s family, is related to the Company if that person:

•	has control or joint control over the Company;

•	has significant influence over the Company; or

•	is a member of the key management personnel of the Company or the Company’s parent.

3    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Related parties (continued)

(ii)	An entity is related to the Company if any of the following conditions applies:

•	The entity and the Company are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

•	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a Company of which the other entity is a member).

•	Both entities are joint ventures of the same third party.

•	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

•	The entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company.

•	The entity is controlled or jointly controlled by a person identified in (i).

•	A person identified in the first point in (i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

4	NEW STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2014, and have not been applied in preparing these financial statements. None of these is expected to have significant effect on the financial statements of the Company.

5	REVENUE

The principal activity of the Company primarily consists of the provision of transaction processing software for the accounting and validation of instant lottery tickets, technical services of communication technology and solution, system integration, installation and testing, ongoing support and maintenance, consulting and training, and the provision of lottery equipment such as point-of-sale terminals and central site computers.

6	PROFIT BEFORE TAXATION

Profit before taxation is arrived at after charging:

(a)    Personnel expenses

	2013	2012	2011
	(unaudited)	(unaudited)
Salaries, wages and other benefits	11,911,254	11,785,100	12,074,870
Contribution to defined contribution plans	1,513,209	635,484	552,595
	13,424,463	12,420,584	12,627,465

(c)	Operating lease charges

2013	2012	2011
(unaudited)	(unaudited)
1,753,209	1,576,532	1,353,422

7	INCOME TAX IN THE STATEMENT OF COMPREHENSIVE INCOME

Under the Enterprise Income Tax Law, the PRC statutory income tax rate is 25%. In 2008, the Company was recognised by Chinese government as a “High and New Technology Enterprise” (“HNTE”) under the Enterprise Income Tax Law and its relevant regulations, and was entitled to the preferential income tax rate of 15% from 2008 to 2010. In 2011, the Company renewed its HNTE qualification, which entitled it to the preferential income tax rate of 15% for another 3 years from 2011 to 2013.

(a)    Income tax in the statements of comprehensive income represents:

	2013	2012	2011
	(unaudited)	(unaudited)
Current tax expenses
- PRC Enterprise Income Tax	2,415,352	4,142,394	7,648,742
- Tax filling differences	(344,659)	-	-
Deferred tax expenses
- Origination and reversal of temporary differences	(667,642)	(285,284)	(1,266,002)
Total income tax expense	1,403,051	3,857,110	6,382,740

7	INCOME TAX IN THE STATEMENT OF COMPREHENSIVE INCOME (CONTINUED)

(b)    Reconciliation of effective tax rate

	2013	2012	2011
	(unaudited)	(unaudited)
Profit before tax	10,214,098	25,103,607	44,456,037

Income tax calculated at
statutory tax rate of 25%	2,553,525	6,275,902	11,114,009
Effect of non-deductible expenses	215,595	91,569	210,193
Effect of tax rate differential and
preferential tax rate	(1,021,410)	(2,510,361)	(4,941,462)
Tax filling differences	(344,659)	-	-
Total tax expense	1,403,051	3,857,110	6,382,740

8	PROPERTY, PLANT AND EQUIPMENT

	Lottery system	Office	Office	Motor
	equipment	equipment	furniture	vehicles	Total
Cost:
As at January 1, 2011 (unaudited)	159,773,836	2,028,518	145,518	2,015,971	163,963,843
Additions	63,244,532	207,628	—	—	63,452,160
Disposals	(35,656,381)	(174,697)	(142,050)	—	(35,973,128)
As at December 31, 2011	187,361,987	2,061,449	3,468	2,015,971	191,442,875

As at January 1, 2012 (unaudited)	187,361,987	2,061,449	3,468	2,015,971	191,442,875
Additions (unaudited)	75,677,090	204,077	164,000	—	76,045,167
Disposals (unaudited)	(42,336,076)	(73,105)	—	—	(42,409,181)
As at December 31, 2012 (unaudited)	220,703,001	2,192,421	167,468	2,015,971	225,078,861

As at January 1, 2013 (unaudited)	220,703,001	2,192,421	167,468	2,015,971	225,078,861
Additions (unaudited)	64,051,879	48,683	—	—	64,100,562
Disposals (unaudited)	(34,298,439)	(219,759)	—	—	(34,518,198)
As at December 31, 2013 (unaudited)	250,456,441	2,021,345	167,468	2,015,971	254,661,225

Depreciation:
As at January 1, 2011 (unaudited)	(61,836,051)	(650,039)	(84,093)	(1,207,242)	(63,777,425)
Charge for the year	(58,770,268)	(358,665)	(25,346)	(382,228)	(59,536,507)
Written back on disposal	35,638,155	148,191	106,205	—	35,892,551
As at December 31, 2011	(84,968,164)	(860,513)	(3,234)	(1,589,470)	(87,421,381)

As at January 1, 2012 (unaudited)	(84,968,164)	(860,513)	(3,234)	(1,589,470)	(87,421,381)
Charge for the year (unaudited)	(54,829,074)	(352,429)	(23,382)	(262,832)	(55,467,717)
Written back on disposal (unaudited)	42,336,076	60,615	—	—	42,396,691
As at December 31, 2012 (unaudited)	(97,461,162)	(1,152,327)	(26,616)	(1,852,302)	(100,492,407)

As at January 1, 2013 (unaudited)	(97,461,162)	(1,152,327)	(26,616)	(1,852,302)	(100,492,407)
Charge for the year (unaudited)	(55,762,595)	(317,410)	(31,209)	(62,871)	(56,174,085)
Written back on disposal (unaudited)	34,270,689	199,329	—	—	34,470,018
As at December 31, 2013 (unaudited)	(118,953,068)	(1,270,408)	(57,825)	(1,915,173)	(122,196,474)

Carrying amounts:
As at December 31, 2013 (unaudited)	131,503,372	750,937	109,643	100,799	132,464,751

As at December 31, 2012 (unaudited)	123,241,839	1,040,094	140,852	163,669	124,586,454

As at December 31, 2011	102,393,823	1,200,936	234	426,501	104,021,494

As at January 1, 2011 (unaudited)	97,937,785	1,378,479	61,425	808,729	100,186,418

9	INVENTORIES

	December 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)

Spare parts	8,426,418	7,511,866

In 2013, the unaudited cost of inventories recognised as costs of sales and expenses amounted to RMB 795,741 (2012 (unaudited): RMB 259,850, 2011: RMB 526,713).

10	ADVANCES TO SUPPLIERS

Advances to suppliers represent prepayments for lottery service equipment, which were purchased but not yet received by the Company as at December 31, 2013 and 2012.

According to the terms of purchase contracts, the Company is normally required to pay 15% of the purchase price in advance. The Company makes the prepayments without any collaterals. As a result, the Company’s claims for such prepayments would rank only as an unsecured claim, which exposes the Company to credit risks of the suppliers.

11	TRADE AND OTHER RECEIVABLES

	December 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)
Trade receivables	47,165,204	52,613,051
Less: provision for bad and doubtful debts	(942,966)	-
	46,222,238	52,613,051
Other receivables	2,063,056	1,877,505
Total	48,285,294	54,490,556

As at December 31, 2013 and 2012, all trade receivables are due from CWLC and its provincial welfare lottery centers.

The Company’s exposure to credit risk and impairment losses related to trade and other receivables is disclosed in note 15.

12	CASH AND CASH EQUIVALENTS

	December 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)
Demand deposits	35,057,705	23,573,590
Cash on hand	-	121
Total	35,057,705	23,573,711

13	DEFERRED TAX ASSETS

Deferred tax assets are attributable to the following:

	December 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)
Depreciation of property, plant and equipment	3,433,731	3,028,753
Accrued expenses	1,332,852	1,070,188
Total	4,766,583	4,098,941

14	PAID-IN CAPITAL

As at December 31, 2013 and 2012, the Company’s registered capital of RMB 89,180,000 (unaudited) was fully paid by its immediate parent company, Shenzhen Leli Technology Development Co., Ltd.

15	FINANCIAL INSTRUMENTS

Exposure to credit, liquidity and interest rate risks arises in the normal course of the Company’s business. The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below:

(a)	Credit risk

The Company’s credit risk is primarily attributable to trade and other receivables. Management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis.

15	FINANCIAL INSTRUMENTS (CONTINUED)

(a)	Credit risk (continued)

The Company evaluates customers’ credit status and their ability to guarantee payment primarily through its business evaluation system. The Company generally requires customers to settle progress billings in accordance with contracted terms. Credit terms are granted to customers, based on credit assessment carried out by management on an individual basis.

The Company currently has only one customer, the CWLC and its provincial welfare lottery centers, which gives rise to significant concentration of credit risk.

(b)	Liquidity risk

The Company’s objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. Management believe that the Company’s ability to generate sufficient cash from operations to reinvest in its business is one of its fundamental financial strengths, and combined with the Company’s business cash generating capacity, management expect to meet the Company’s financial obligations and operating needs in the foreseeable future.

The Company does not have any financial liabilities, or derivatives, with maturity dates that exceed 12 months.

The Company did not enter into any lines of credit or borrowing arrangements with banks.

(c)	Interest rate risk

The Company does not have financing arrangements with banks. Consequently, changes in market interest rates would not have a significant effect on the Company’s net income and net equity.

16	RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

(a)	Parent and controlling parties

The Company is wholly owned by Shenzhen Leli Technology Development Co., Ltd. (“Shenzhen Leli”), which is ultimately 50% owned by Scientific Games China Holdings Limited and 50% owned by Rexcapital Financial Holding Limited. Scientific Games China Holdings is an indirect wholly owned subsidiary of Scientific Games Corporation.

Shenzhen Leli is located in Shenzhen and its principal activities are technical development and consultancy, with a registered capital of RMB 54,606,000.

16	RELATED PARTY RELATIONSHIPS AND TRANSACTIONS (CONTINUED)

(b)	Key management personnel compensation

Key management personnel are those persons holding positions with authority and responsibility for planning, directing and controlling the activities of the Company.

Key management personnel compensation comprised the following:

	2013	2012	2011
	(unaudited)	(unaudited)
Short-term employee benefits	1,849,688	2,906,088	3,651,950
Post-employment benefits	36,614	39,520	32,406

(c)	The significant related-party transactions and outstanding balances of the Company are summarised as follows:

	2013	2012	2011
	(unaudited)	(unaudited)
Receiving services from Scientific
Games (China) Co., Ltd.	676,520	670,993	576,000

	December 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)
Other payables due to Scientific
Games (China) Co., Ltd.	178,457	320,993

Scientific Games (China) Co., Ltd. is a fellow subsidiary of the Company. The transactions with related parties are priced on an arm’s length basis.

17	OPERATING LEASE COMMITMENTS

As at December 31, the future minimum lease payments under non-cancellable operating leases rentals were as follows:

	2013	2012
	(unaudited)	(unaudited)
Within 1 year	1,013,251	1,546,300
After 1 year but within 2 years	775,620	1,081,521
Total	1,788,871	2,627,821

The Company leases a number of office facilities under operating leases. These operating leases do not contain provision for contingent lease rentals.